EXHIBIT 3.4



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THIS OPTION DEED is made on                     June 1996


BETWEEN

(1) DISPLAY.IT HOLDINGS PLC (registration number 3194225 and formerly called Law 737 Limited) whose registered office is situate at Carmelite, 50 Victoria Embankment, Blackfriars, London EC4Y ODX ("the Company") and

(2) ALASDAIR NORMAN MACLEOD of Genins Nook, Harley Lane, Heathfield, East Sussex TN21 8AQ ("the Holder").


INTRODUCTION

This deed and three similar deeds are entered into with the authority and sanction of a special resolution of the shareholders of the Company dated
June 1996 and pursuant to a resolution of the directors dated       June 1996.


AGREED TERMS

1.       The Option

1.1 The Company grants to the Holder a bonus option ("the Bonus Option") to subscribe for 30,000 unissued ordinary shares of 5p each in the capital of the Company at a price of (pound sterling)36,000 ("the Bonus Option Price") subject to the terms of this deed.

1.2 The Bonus Option shall lapse and shall be deemed never to have been granted unless:

         (a) applications have been received by the Company for all the placing shares in the Company no later than 28 June 1996; and

         (b) either a minimum of (pound sterling)1,000,000 cash has been received no later than 28 June 1996 from the applicants in the placing by the Company for one million ordinary shares of the Company and held in cleared funds in the Client Account number 03666328 of Taylor Joynson Garrett held with National Westminster Bank Plc, Law Courts, London branch or the Company and associates of Shaw & Co. Limited are satisfied that any outstanding cash is from institutional applicants who will instruct payment from a UK bank prior to admission of the Company's ordinary shares to trading on OFEX.




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1.3      Subject to clause 3 this Bonus Option is personal to the Holder and shall not be assignable and any purported assignment, transfer, charge, disposal or dealing with the rights and interests of the Holder hereunder shall cause this Bonus Option to lapse.


2.       Exercise of the Bonus Option

2.1 The Bonus Option may be exercised in multiples of (pound sterling)10,000 or in whole (subject to the terms of this deed) at any time after 30 June 1999 and before 5pm, 30 June 2002 ("the Bonus Option Period").

2.2 This Bonus Option may be exercised only by the Holder giving notice in writing to the Company in the form set out in the schedule hereto. Such notice must be accompanied by a remittance for the Bonus Option Price and this Option Deed. This Bonus Option shall be deemed to be exercised upon the receipt by the Company of the said documentation and the payment of the Bonus Option Price.


3.       Death of holder

3.1 If the Holder dies, his legal personal representatives may exercise this Bonus Option within the period of 6 months from the date of death but at the end of that period the Bonus Option shall lapse.


4.       Takeover, reconstruction or members' voluntary winding up

4.1 If any person obtains 51% or more of the issued share capital of the Company ("Control") as a result of making a general offer to acquire the whole of the issued ordinary share capital of the Company this Bonus Option may be exercised within the period of 6 months from the time when the person making the offer obtains Control of the Company and any condition subject to which the offer was made is satisfied but at the end of that period the Bonus Option shall lapse.

4.2 If under Section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, this Bonus Option may be exercised within the period of 6 months from the Court sanctioning the compromise or arrangement but at the end of that period the Bonus Option shall lapse.

4.3 If any person becomes bound or entitled to acquire shares in the Company under sections 428-430 of the Companies Act 1985, this Bonus Option may be exercised within the period during which that person remains so bound or entitled but thereafter shall lapse.



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4.4      If the Company passes a resolution for voluntary winding up, this Bonus
         Option may be exercised within 6 months of the passing of such resolution but thereafter shall lapse.

4.5 For the purposes of this clause a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of the Company.


5.       Allotment of shares and listing

5.1 The shares subject to this Bonus Option shall be allotted and issued to the Holder credited as fully paid no later than 30 days after the due exercise of this Bonus Option.

5.2 The Company shall at all times keep available for allotment sufficient unissued ordinary shares to satisfy an exercise of the Bonus Option.

5.3 A share issued upon the exercise of the Bonus Option shall be identical to and rank pari passu with the other issued ordinary shares in the capital of the Company except that the Holder shall not be entitled to a dividend where the relevant record date falls before the date on which the relevant shares are allotted to him.


5.4 This Bonus Option shall not be quoted or dealt in on any stock exchange or other market but if at the time of the allotment of any shares pursuant to a due exercise of the Bonus Option the issued ordinary shares have been admitted to the Alternative Investment Market or to the Official List of the London Stock Exchange then upon the allotment of any shares pursuant to a due exercise of the Bonus Option the Company shall apply for such shares to be admitted to the Alternative Investment Market or to the Official List (as the case may be).


6.       Variation of share capital

6.1 In the event of any variation of the ordinary share capital of the Company by way of capitalisation or by consolidation, sub-division or reduction of capital the number of shares comprised in this Bonus Option shall be adjusted in such manner as the auditors for the time being of the Company shall in writing advise the board of directors of the Company ("the Board") to be in their opinion fair and reasonable.

6.2 As soon as reasonably practicable after making any such adjustment the Board shall give written notice thereof to the Holder and at the written request of the Holder and/or upon the surrender of this Option Deed shall either endorse a



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         memorandum thereon recording such adjustment (under the hand of a director of the Company) and return the same to the Holder or execute and deliver to the Holder a new deed reflecting such adjustment but in all other respects incorporating the terms hereof (save to the extent amended in accordance with clause 7.2).


7.       Administration

7.1 Notices or documents required to be given to the Holder shall be sent by first class post to the Holder's address as shown above. Notices or documents required to be given to the Company shall be addressed to the Secretary of the Company and shall either be delivered by hand or sent by first class post to the registered office of the Company. Notices sent by first class post shall be deemed to have been given 2 working days after such posting.

7.2 The Board shall have power from time to time to make or vary regulations for the administration and operation of the terms hereof provided that the same are not inconsistent with the terms hereof and the decision of the Board as to any matter, question or dispute arising from the terms hereof shall be final and conclusive and binding on the Company and the Holder.


8.       General

8.1 The Company shall not be liable for any tax to which the Holder may become subject as a result of the grant or exercise of this Bonus Option or the sale of any of the shares allotted upon any exercise hereof.



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This deed has been executed and delivered on the date first written above.
EXECUTED by DISPLAY.IT HOLDINGS PLC         )
acting by:                                  )


                                                  .............................
                                                  Director


                                                  .............................
                                                  Director/Secretary


Signed by ALASDAIR NORMAN MACLEOD           )
in the presence of:                         )



 ............................  Witness signature


 ............................  Witness name


 ............................  Occupation


 ............................  Address

 ............................

 ............................

 ............................




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                             SCHEDULE TO EXHIBIT 3.4


         Bonus Option Deeds substantially identical in all material respects to the Option Deed by and between Display.IT Holdings plc and Alasdair Norman Macleod, dated June 24, 1996, were entered into with the three parties listed below. The material details in which the Bonus Option Deeds listed below differ from the Bonus Option Deed by and between Display.IT Holdings plc and Alasdair Norman Macleod are identified.

         i) Bonus Option Deed by and between Display.IT Holdings plc and David Rupert Jack Foster, dated June 24, 1996

         ii) Bonus Option Deed by and between Display.IT Holdings plc and John Allen Scott, dated June 24, 1996

         iii) Bonus Option Deed by and between Display.IT Holdings plc and George William Bennett Turnbull, dated June 24, 1996



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